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                                                                    EXHIBIT 99.1



                                 PRESS RELEASE
                                 -------------

MOUNTAIN VIEW, CALIF., April 1, 1998 - CONNECT, Inc. (NASDAQ: CNKT) announced today that it reached agreement with all holders of CONNECT's Series A Preferred Stock to exchange all outstanding shares of Series A Preferred Stock for common stock. As a result of the exchange, each outstanding share of Series A Preferred Stock has been exchanged for 1.739 shares of Common Stock, representing a price per share of Common Stock of $1.15. The closing of the exchange occurred on today. An aggregate of 8,096,911 shares of Common Stock were issued as a result of the exchange, and 12,862,711 shares of Common Stock were outstanding immediately after the exchange. This $1.15 exchange price represents a premium to the conversion price available to the holders of the Series A Preferred Stock prior to the exchange.

Commenting on the announcement, Gordon Bridge, Chairman of CONNECT, said
"We took this action to address the uncertainty around certain provisions associated with the prior agreement with the preferred stock holders. As a result of this action, we removed this uncertainty which should benefit all current and future investors in the Company. The willingness of the preferred stockholders to convert to common stock at a premium to their contractual conversion price represents a strong vote of confidence by our investors in the direction of the Company. It should result in the stock price over time more accurately representing how investors actually value the Company."



Editor and Analyst Contact
Joe Girata
CONNECT, Inc.
415/254-4000